INDEPENDENT AUDITORS CONSENT


The Board of Directors
Optek Technology, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-60656, 33-18555 and 333-419) on Form S-8 of
Optek Technology, Inc. of our reports dated December 16, 1997, relating to the consolidated balance sheets of Optek Technology, Inc. and subsidiaries as of October 31, 1997 and October 25, 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1997, and the related schedule which reports appear in the October 31, 1997 annual report on Form 10-K of Optek Technology, Inc.

KPMG Peat Marwick LLP



Dallas, Texas
January 26, 1998